                         INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
  The Cardinal Group:


We consent to the use of our report incorporated by reference dated November 14, 1997 for The Cardinal Group as of September 30, 1997 and for the periods indicated therein and to the reference to our firm under the heading "Financial Statements" in the Combined Proxy Statement/Prospectus.


/s/ KPMG Peat Marwick LLP

Columbus, Ohio
April 6, 1998